Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

RVeloCITY, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies, effective as of 12:01 a.m. EST on March 10, 2023, as follows:

1. The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on April 5, 2022 (the “Certificate”).

2. This Certificate of Amendment amends the provisions of the Certificate.

3. Article IV of the Certificate is hereby amended by adding the following paragraph at the end of such Article:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each four (4) shares of Corporation’s Class A Common Stock and Class B Common Stock, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of validly issued, fully paid and non-assessable share of Class A Common Stock and Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the Reverse Stock Split shall be entitled to receive, upon the Effective Time, one whole share of Class A Common Stock or Class B Common Stock, as applicable, in lieu of such fractional share interests.”

4. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 8th day of March, 2023.

RVELOCITY, INC.,
a Delaware corporation

By:	/s/ Paul Kacir
Name:	Paul Kacir
Title:	Chief Executive Officer